UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 22, 2010

TIX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-24592 (Commission File Number)	95-4417467 (I.R.S. Employer Identification No.)

12711 Ventura Boulevard, Suite 340 Studio City, California 91604 (Address of Principal Executive Offices) (818) 761-1002 (Registrant’s Telephone Number)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 22, 2010, the Company received notice from the NASDAQ Stock Market that the Company no longer meets the minimum $1.00 per share requirement for continued listing on the NASDAQ Capital Market under Listing Rule 5550(a)(2).  This notice does not result in the immediate delisting of the Company’s common shares from the NASDAQ Capital Market because the Company has a grace period of 180 calendar days under the listing rules, or until March 21, 2011, in which to regain compliance with the minimum bid price rule.  The Company may be eligible for an additional compliance period of 180 calendar days if it meets the NASDAQ Capital Market initial listing standards, with the exception of bid price.

Additionally, the Company’s board of directors approved a plan to cause the listing of its common equity to be withdrawn from the Nasdaq Capital Market and to have its common equity traded on the OTCQX market operated by Pink OTC Markets, Inc.

Item 8.01	Other Events

On September 28, 2010, the Company issued a press release that it had been notified by the NASDAQ Stock Market that the Company no longer meets the minimum $1.00 per share requirement for continued listing on the NASDAQ Capital Market under Listing Rule 5550(a)(2) and that its board of directors approved a plan to voluntarily delist its common stock from the Nasdaq Stock Market, Inc.

Item 9.01	Financial Statements and Exhibits

 (d)           Exhibits

99.1	Press release dated September 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 28, 2010	TIX CORPORATION

	By:	/s/ Steve Handy
Steve Handy Chief Financial Officer